May 7, 2015
PDC Energy Reports 2015 First Quarter Operating and Financial Results; Production Increased 41% to 2.9 Million Barrels of Oil Equivalent
DENVER, CO, May 7, 2015: PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2015 first quarter financial and operating results.

2015 First Quarter Highlights

•	Production of 32,162 Boe per day; 41% increase year-over-year and 15% growth compared to fourth quarter of 2014.

•	Crude oil production of 14,519 Bbls per day; 25% increase year-over-year and 16% growth compared to fourth quarter of 2014.

•	Spud 34 gross operated wells and turned in line 20 gross operated wells.

•	Completed equity offering of approximately four million shares with net proceeds of approximately $203 million.

•	$700 million borrowing base reaffirmed by lenders in May 2015.

Bart Brookman, Chief Executive Officer and President, commented, “Our teams did a great job carrying the momentum from last year into 2015. First quarter production exceeded our expectations and is a great step toward meeting our full-year production guidance. As anticipated, first quarter production had a slightly higher gas percentage than our full-year guidance and we are very pleased with the growth in oil volumes we’ve seen quarter-over-quarter. Our operating teams continue to drive down capital costs, increase our drilling efficiencies and pursue several key technical projects that have the potential to further enhance our results. Lastly, our industry-leading hedge position and our solid balance sheet have us well-positioned to continue delivering shareholder value.”

Financial Results

Net income for the first quarter of 2015 was $17.1 million, or $0.46 per diluted share, compared to a net loss of $2.1 million, or $0.06 per diluted share, for the first quarter of 2014. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $7.0 million for the first quarter of 2015, compared to adjusted net income of $9.6 million for the comparable period of 2014. Net cash from operating activities was $81.9 million in the first quarter of 2015, compared to net cash from operating activities of $80.5 million in the first quarter of 2014. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 6% to $74.0 million in the first quarter of 2015, compared to $69.7 million in the comparable period of 2014.

First quarter 2015 production increased 41% to 2.9 million barrels of oil equivalent (“MMBoe”), or 32,162 barrels of oil equivalent (“Boe”) per day, compared to 2.1 MMBoe, or 22,805 Boe per day, in the first quarter of 2014. Daily production in the first quarter of 2015 increased 15% compared to 28,059 Boe per day in the fourth quarter of 2014.

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The increase in production over first quarter 2014 was primarily due to the addition of a fifth drilling rig in the Wattenberg Field in 2014, while the increase in production over the fourth quarter 2014 was due to successful horizontal development in the Wattenberg Field and Utica Shale.

Crude oil, natural gas and NGL sales, including the impact of net settlements on derivatives, increased 10% to $124.5 million in the first quarter of 2015 compared to $112.8 million for the same period last year. Crude oil, natural gas and NGLs sales decreased 38% to $74.1 million in the first quarter of 2015, compared to $120.0 million in the first quarter of 2014. The average sales price, excluding net settlements on derivatives, decreased 56% to $25.60 per Boe for the first quarter of 2015, compared to $58.47 per Boe for the same 2014 period.

Net commodity price risk management activities for the first quarter of 2015 resulted in a gain of $66.7 million, which was comprised of $50.4 million of positive net settlements on derivatives and a $16.3 million gain on net change in fair value of unsettled derivatives. Commodity price risk management activities for the first quarter of 2014 resulted in a net loss of $24.9 million, which was comprised of $7.2 million of negative net settlements on derivatives and a $17.7 million loss in net change in fair value of unsettled derivatives.

Production costs were $24.2 million, or $8.35 per Boe, for the first quarter of 2015, compared to $18.1 million, or $8.81 per Boe, for the first quarter of 2014. Lease operating expense (“LOE”) for the first quarter of 2015 was $5.46 per Boe compared to $3.78 per Boe in the first quarter of 2014. The increase in LOE is primarily attributable to an estimated $3.0 million of environmental remediation projects planned in 2015. The Company does not anticipate these charges to be recurring and expects LOE on a per Boe basis to decrease over the course of the year as production levels continue to increase.

General and administrative expense ("G&A") was $18.7 million for the first quarter of 2015, down from $22.5 million for the first quarter of 2014. The decrease in G&A was primarily attributable to a $3.3 million litigation charge in the first quarter of 2014. G&A on a per Boe basis decreased 41% to $6.45 per Boe in the first quarter of 2015 from $10.96 in the first quarter of 2014.

Depreciation, depletion and amortization ("DD&A") expense related to crude oil and natural gas properties was $54.8 million, or $18.92 per Boe, in the first quarter of 2015, compared to $41.9 million, or $20.45 per Boe, in the first quarter of 2014. The DD&A expense increase in the first quarter of 2015 compared to the first quarter of 2014 was due to higher production volumes and was partially offset by a decrease in the per Boe DD&A rate.

Interest expense for the first quarter of 2015 was $11.7 million compared to $12.2 million for the first quarter of 2014. The decrease is primarily attributable to an increase in capitalized interest expense, partially offset by higher average borrowings on the Company’s revolving credit facility during the quarter.

Capital expenditures for the first quarter of 2015, excluding carry-over of expenses related to prior periods, were $140.3 million compared to $124.8 million for the same 2014 period. The Company’s drilling and completion schedule for 2015 is more heavily weighted to the first half of the year as the majority of costs associated with Utica completion activity and greater completion activity in the Wattenberg Field have led to a disproportionate level of spending in the first quarter 2015 compared to planned spending in the remaining 2015 quarters.

Operations Update

The Company turned in line 20 gross operated wells in the Wattenberg Field during the first quarter of 2015 and average production from the field increased approximately 14% to 29,203 Boe per day compared to the fourth quarter of 2014. PDC’s average wellhead oil differential in Wattenberg was approximately $9 per barrel for the first quarter of 2015. The Company’s realized NGL price in the first quarter of 2015 was approximately 24% of NYMEX and its natural gas price was approximately 81% of NYMEX. The Company continues to test a series of downspacing and completion technologies.

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In the Utica Shale, first quarter 2015 production was 2,958 Boe per day, a 29% increase compared with the fourth quarter of 2014. Production from the Dynamite 4-well pad, which was turned in line late in the fourth quarter of 2014, has outperformed expectations to date and is the largest contributor to the increase in Utica production. Average wellhead oil differentials were $10 per barrel in the Utica during the first quarter of 2015. The Company expects to turn-in-line the Cole 4-well pad early in the second quarter of 2015.

Debt and Liquidity

At March 31, 2015, the Company had $610 million of debt outstanding consisting of $500 million of 7.75% senior notes due 2022 and $110 million, net of discounts, of 3.25% convertible senior notes due 2016. The Company was undrawn on its revolving credit facility. Liquidity as of March 31, 2015 was approximately $506 million, consisting of $68 million in cash and cash equivalents and $438 million of availability under its elected commitment of $450 million on its revolving credit facility, net an $11.7 million letter of credit related to a third-party transportation service. The liquidity amount excludes an additional $250 million available under the revolving credit facility on the Company’s borrowing base of $700 million. On May 1, 2015, the lenders under the facility reaffirmed PDC’s $700 million borrowing base, of which the Company elected to maintain a commitment amount of $450 million.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs from continuing operations for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
	(in millions, except per Boe data)
Lease operating expenses	$15.8	$7.8
Production taxes	3.9	6.4
Transportation, gathering and processing expenses	1.4	1.2
Overhead and other production expenses	3.1	2.7
Total production costs	$24.2	$18.1
Total production costs per Boe	$8.35	$8.81

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three months ended March 31, 2015 and 2014, excluding net settlements on derivatives:

	Three Months Ended March 31,
	2015	2014	Percent

Crude oil (MBbls)
Wattenberg Field	1,191.2	952.6	25.0%
Utica Shale	115.5	90.3	27.9%
Total	1,306.7	1,042.9	25.3%

Weighted-Average Sales Price	$39.82	$86.02	(53.7)%

Natural gas (MMcf)
Wattenberg Field	5,911.3	3,315.0	78.3%
Utica Shale	613.1	465.5	31.7%
Total	6,524.4	3,780.5	72.6%

Weighted-Average Sales Price	$2.42	$4.48	(46.0)%

NGLs (MBbls)
Wattenberg Field	451.9	343.9	31.4%
Utica Shale	48.6	35.6	36.5%
Total	500.5	379.5	31.9%

Weighted-Average Sales Price	$12.61	$35.18	(64.2)%

Crude oil equivalent (MBoe)
Wattenberg Field	2,628.3	1,848.9	42.2%
Utica Shale	266.3	203.5	30.9%
Total	2,894.6	2,052.4	41.0%

Weighted-Average Sales Price	$25.60	$58.47	(56.2)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's

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Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2014, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended March 31,
	2015	2014
Adjusted cash flows from operations:
Net cash from operating activities	$81.9	$80.5
Changes in assets and liabilities	(7.9)	(10.8)
Adjusted cash flows from operations	$74.0	$69.7

Adjusted Net Income (Loss)
	Three Months Ended March 31,
	2015	2014
Adjusted net income (loss):
Net income (loss)	$17.1	$(2.1)
(Gain) loss on commodity derivative instruments	(66.7)	27.1
Net settlements on commodity derivative instruments	50.4	(8.2)
Tax effect of above adjustments	6.2	(7.2)
Adjusted net income	$7.0	$9.6
Weighted-average diluted shares outstanding	37.0	35.7
Adjusted diluted net income per share	$0.19	$0.27

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Adjusted EBITDA*
	Three Months Ended March 31,
	2015	2014
Net income (loss) to adjusted EBITDA:
Net income (loss)	$17.1	$(2.1)
(Gain) loss on commodity derivative instruments	(66.7)	27.1
Net settlements on commodity derivative instruments	50.4	(8.2)
Interest expense, net	10.6	12.6
Income tax provision	10.7	(1.4)
Impairment of crude oil and natural gas properties	2.5	1.0
Depreciation, depletion and amortization	55.8	46.6
Accretion of asset retirement obligations	1.6	0.9
Adjusted EBITDA	$82.0	$76.5

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$81.9	$80.5
Interest expense, net	10.6	12.6
Stock-based compensation	(4.4)	(3.8)
Amortization of debt discount and issuance costs	(1.8)	(1.7)
Loss on sale of properties and equipment	—	(0.7)
Other	3.6	0.4
Changes in assets and liabilities	(7.9)	(10.8)
Adjusted EBITDA	$82.0	$76.5

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

Revenues
Crude oil, natural gas and NGLs sales	$74,109	$120,013
Sales from natural gas marketing	3,233	26,937
Commodity price risk management gain (loss), net	66,662	(24,909)
Well operations, pipeline income and other	628	616
Total revenues	144,632	122,657
Costs, expenses and other
Production costs	24,169	18,083
Cost of natural gas marketing	3,258	26,870
Exploration expense	285	307
Impairment of crude oil and natural gas properties	2,484	910
General and administrative expense	18,680	22,484
Depreciation, depletion and amortization	55,820	42,889
Accretion of asset retirement obligations	1,560	841
(Gain) loss on sale of properties and equipment	(21)	579
Total cost, expenses and other	106,235	112,963
Income from operations	38,397	9,694
Interest expense	(11,725)	(12,183)
Interest income	1,113	187
Income (loss) from continuing operations before income taxes	27,785	(2,302)
Provision for income taxes	(10,723)	894
Income (loss) from continuing operations	17,062	(1,408)
Loss from discontinued operations, net of tax	—	(719)
Net income (loss)	$17,062	$(2,127)

Earnings per share:
Basic
Income (loss) from continuing operations	$0.47	$(0.04)
Loss from discontinued operations, net of tax	—	(0.02)
Net income (loss)	$0.47	$(0.06)
Diluted
Income (loss) from continuing operations	$0.46	$(0.04)
Loss from discontinued operations, net of tax	—	(0.02)
Net income (loss)	$0.46	$(0.06)

Weighted-average common shares outstanding:
Basic	36,349	35,690
Diluted	36,981	35,690

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2015 First Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2015 first quarter results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Operations, for a conference call on Thursday, May 7, 2015, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, May 7, 2015, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 7199490

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 7199490

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: the Credit Suisse Shale Symposium in Boston on Monday, May 11, 2015; the Iberia Capital Partners' Oil & Gas Day in New York on Tuesday, May 12, 2015; the RBC Capital Markets' 2015 Global Energy & Power Conference in New York on Monday, June 1, 2015; and the Bank of America Energy & Power Leveraged Finance Conference in New York on Tuesday, June 2, 2015.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future production, projects, capital expenditures and expenses; future financial condition; anticipated operational improvements, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ

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materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•	impact of high line pressure;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital expenditures;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves, including 3P reserves, are based on more limited information, and are subject to significantly greater risk of not being produced than proved reserves.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations

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303-318-6150
kyle.sourk@pdce.com

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